UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

NanoFlex Power Corporation

(Exact name of registrant as specified in its charter)

Florida	333-187308	46-1904002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17207 N. Perimeter Dr., Suite 210

Scottsdale, AZ 85255

 (Address of Principal Executive Offices)

(former name or former address, if changed since last report)

Registrant’s telephone number, including area code: 609-654-8839

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2015, the board of directors (the “Board”) of NanoFlex Power Corporation (the “Company”) appointed Mark Tobin as its Chief Financial Officer replacing Dean Ledger. On the same day, the Board also appointed J. Norman Allen as its Chief Technology Officer. Mr. Ledger’s replacement as Chief Financial Officer was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices, and Mr. Ledger remains the Company’s Chief Executive Officer and a member of the Board.

Mr. Tobin, age 41, is the Co-Founder, Chief Executive Officer and Managing Partner of our capital markets consulting firm, Tobin Tao & Company, Inc., where he currently serves as Managing Partner. He also currently serves as a Managing Director at Digital Offering, a merchant bank. Additionally, Mr. Tobin serves as a Director and Audit Committee Chairman for Cellceutix Corporation, a publicly-listed clinical stage biopharmaceutical company. From 2005 to 2013, Mr. Tobin served as Director of Research and as a Senior Research Analyst at Roth Capital Partners, where he oversaw equity research on more than 500 small-cap public companies across a variety of sectors during his tenure. He helped establish Roth’s Energy, Industrials, and Cleantech practice in 2005 and has published research as a lead analyst on approximately 50 small-cap companies within the sector. From 2002 to 2005, Mr. Tobin was a Program Manager and Senior Systems Engineer at Science Applications International Corporation, a FORTUNE 500® scientific, engineering, and technology applications company. Mr. Tobin began his career as an officer in the United States Air Force, overseeing advanced technology development programs and representing the U.S. as a NATO delegate. Mr. Tobin graduated with honors from the U.S. Air Force Academy with a Bachelor’s of Science in Management in 1996 and received an MBA from the University of Pittsburgh in 1997.

Mark Tobin is the Co-Founder, Chief Executive Officer and Managing Partner of our capital markets consulting firm, Tobin Tao & Company, Inc. (“TTC”), where he currently serves as Managing Partner. The Company has paid TTC an aggregate amount of $180,000.00 since January 1, 2014 for services provided to the Company by TTC.

Mr. Allen, age 64, is currently an Operating Partner of Potomac Energy Fund where he advises investors on screening startup investment opportunities and start-up companies on how to bring new energy generating and energy storage products to market. From 2007 to 2010, Mr. Allen was the Founder and Chief Executive Officer of Solidia Technologies. Mr. Allen co-founded Solidia with Dr. Richard Riman of Rutgers University. Solidia was funded by Kleiner Perkins Caufield & Byers and is developing revolutionary ceramics materials that can replace concrete and other ceramics while consuming carbon dioxide as a feedstock. From 2006 to 2007, Mr. Allen was the President of Power Strategies, LLC where he consulted for Kleiner Perkins Caufield & Byers on alternative energy investments with a specific focus on advanced batteries, fuel cells, solar cells and supercapacitors. From 2003 to 2006, Mr. Allen was the founder and Chief Operating Officer of UltraCell Inc. There, Mr. Allen created the business plan, invested, and completed Series A and B financing rounds for the reformed methanol micro fuel cell company. From 1998 to 2000, Mr. Allen was the Founder, President, and Chief Operating Officer of PowerSmart Inc., where Mr. Allen led the effort to acquire Duracell’s smart battery technology and developed industry leading integrated circuits for smart batteries and patented sensors for large battery arrays. From 1995 to 1997, Mr. Allen was the President of the New Products and Technology Division of Duracell Inc. Mr. Allen was on Duracell’s Operating Committee and headed up all research and development, Rechargeable and Global OEM Sales. There, Mr. Allen oversaw 400 people as well as $108,000,000 in sales, and additionally oversaw the research center and two manufacturing plants. From 1984 to 1995, Mr. Allen was the Vice President of New Products and Technology at Duracell Inc., where he had responsibility for sales and Marketing to all original equipment manufacturers in the U.S .and Japan inclusive of all battery and flashlight product lines. From 1977 to 1984, Mr. Allen was in the GM Activair Division of Gould Inc., and from 1972 to 1975, Mr. Allen was a Product Design Engineer in the Product Development Group at Ford Motor Co. Mr. Allen received his BSE in Science Engineering from the University of Michigan in 1972 and an MBA in Finance and Marketing, with Distinction Beta Gamma Sigma Honorary from the University of Michigan in 1976.

Mr. Allen does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Mr. Allen does not have any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoFlex Power Corporation

Date: June 24, 2015	By:	/s/ Robert J. Fasnacht
Name: Robert J. Fasnacht
Title: Executive Vice President

3